Exhibit 99.1
Sparton Corporation Announces the Election of Douglas R. Schrank to the Board of Directors
Jackson, Michigan — June 25, 2007 — Electronic Design and Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA), elected Douglas R. Schrank to the Sparton Board of Directors at its June 25, 2007 meeting. Mr. Schrank’s election fills the vacancy created by the resignation of Dr. Richard J. Johns earlier this year.

Mr. Schrank was most recently the Executive Vice President and Chief Financial Officer of Perrigo Company, a multinational company. Perrigo Company located in Allegan, Michigan is a $1.3 Billion global health care supplier. Perrigo is the world’s largest manufacturer of over-the-counter pharmaceutical products for the store brand market and is a developer, manufacturer and marketer of generic drugs and active pharmaceutical ingredients. Mr. Schrank retired from Perrigo in 2006.

Mr. Schrank’s earlier business experience includes various financial and executive positions with the M.A. Hanna Company, Cleveland, OH; Sealy Corporation, Cleveland, OH and The Pillsbury Company, Minneapolis, Minnesota. He also has worked at Price Waterhouse Coopers.

Mr. Schrank resides in West Michigan. He received his MBA from the University of Michigan in finance and accounting and is a Certified Public Accountant.

About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 107th year, provides high mix, low to medium volume electronics design and manufacturing services utilizing seven manufacturing locations encompassing over 800,000-sq. ft. In addition to strong core surface mount technology (SMT) and plated through-hole (PTH), printed circuit board assembly (PCBA) and complete assembly manufacturing capabilities, Sparton offers a complete range of pre-manufacturing and post-manufacturing services. Pre-manufacturing services include product development, concurrent engineering, design for test (DFT), design for manufacturing (DFM), design for assembly (DFA), printed circuit board design and quick-turn prototyping. Post-manufacturing services range from repair depot, direct ship, distribution management to field support.

Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
# # #